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                           APSTAR V CONDOSAT AGREEMENT

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                                     between

                          APT SATELLITE COMPANY LIMITED

                                       and

                                LORAL ORION, INC.

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                           APSTAR V CONDOSAT AGREEMENT

                                      INDEX

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                                                                                              ----
ARTICLE 1.                 INTERPRETATION.......................................                 1

ARTICLE 2.                 OWNERSHIP OF THE SATELLITE ..........................                 2

ARTICLE 3.                 PAYMENT PLAN ........................................                 7

ARTICLE 4.                 STATUS OF REMAINING LORAL TRANSPONDERS
                           PENDING TAKE UP .....................................                 8

ARTICLE 5.                 THE SATELLITE .......................................                 8

ARTICLE 6.                 REPRESENTATIONS AND WARRANTIES
                           OF THE PARTIES ......................................                 9

ARTICLE 7.                 LEASE OF ADDITIONAL TRANSPONDERS ....................                10

ARTICLE 8.                 [RESERVED] ..........................................                11

ARTICLE 9.                 ORBITAL SLOT ........................................                11

ARTICLE 10.                LANDING RIGHTS ......................................                14

ARTICLE 11.                SUCCESSOR SATELLITE RENEWAL .........................                14

ARTICLE 12.                EFFECTIVE DATE OF TERM SHEET ........................                15

ARTICLE 13.                PLEDGES .............................................                15

ARTICLE 14.                TRANSFER ............................................                16

ARTICLE 15.                RELATIONSHIP OF PARTIES .............................                16

ARTICLE 16.                TAXES ...............................................                16

ARTICLE 17.                ENTIRE AGREEMENT, TRANSACTION
                           DOCUMENTS ...........................................                16

ARTICLE 18.                TERMINATION .........................................                17
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
ARTICLE 19.                FORCE MAJEURE .......................................                18

ARTICLE 20.                DEFAULT .............................................                18

ARTICLE 21.                CONFIDENTIALITY .....................................                19

ARTICLE 22.                ASSIGNMENT ..........................................                20

ARTICLE 23.                GOVERNING LAW .......................................                20

ARTICLE 24.                DISPUTE RESOLUTION ..................................                20

ARTICLE 25.                NOTICES .............................................                21

ARTICLE 26.                MISCELLANEOUS .......................................                22

Schedule 1                 Definitions
Annex A                    Description of Loral Transponders

Annex B                    Take Up Schedule for the Remaining Loral Transponders

Annex C                    The Parties' Respective Ownership of the Transponders and Common Elements

Annex D                    Initial Project Cost

Annex E                    APSTAR V Transponder Performance Validation

Annex F                    Material Restrictions or Agreements that impact the Loral Transponders

Annex G                    Ku-band Beam #2 Modification

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                           APSTAR V CONDOSAT AGREEMENT

THIS AGREEMENT is dated as of the 10th day of December, 2002 by and between

         APT SATELLITE COMPANY LIMITED, a company organized and existing under the laws of Hong Kong with its registered office at Rooms 3111-3112, One Pacific Place, 88 Queensway, Hong Kong ("APT")

         and

         LORAL ORION, INC., a corporation organized and existing under the laws of the state of Delaware, U.S.A., with its principal place of business at 500 Hills Drive, Bedminster, NJ 07921, U.S.A. ("Loral Orion").

WHEREAS APT and Space Systems/Loral, Inc. ("SS/L") have entered into a satellite procurement contract dated as of January 8, 2001, as amended through the date hereof, including Amendment No. 3 entered into contemporaneously with the execution of this Agreement, for the construction, testing and purchase of the APSTAR V satellite (the "SS/L Contract");

WHEREAS APT, SS/L and Loral Orion have entered into a Term Sheet (the "Term Sheet") for the joint acquisition by Loral Orion and APT of the APSTAR V satellite on a 50-50 basis and the creation of a condosat arrangement between APT and Loral Orion for such satellite under the terms stated therein, and relating to certain amendments to the SS/L Contract; and

WHEREAS APT and Loral Orion desire to set forth in this Agreement the detailed terms and conditions of their agreement with regard to the joint acquisition of the Satellite and such other matters as set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements hereinafter contained, the parties hereto agree as follows:-

                                    ARTICLE 1
                                 INTERPRETATION

1.1 Words and expressions used in this Agreement shall have the meanings set out in Schedule 1, unless the context requires otherwise.

1.2 The Schedules and Annexes to this Agreement shall form part of this Agreement.

1.3 References to a party giving consent or approval shall be deemed to be in such party's sole judgment and discretion, except as specifically set forth herein.

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                                    ARTICLE 2
                           OWNERSHIP OF THE SATELLITE

2.1      Loral Transponders

         In consideration of the payments to be made by Loral Orion to SS/L and APT as described in Article 4 below, Loral Orion will ultimately acquire a fifty percent (50%) interest in the Satellite, including complete title to the following transponders on the Satellite:

                  -        12 standard frequency C-band transponders;

                  -        7 extended frequency C-band transponders; and

                  -        all 8 Ku-band transponders on Beam #2,

                  in each case as identified and described on Annex A hereto (collectively and including any replacement capacity allocated to Loral Orion, the "Loral Transponders").

         References to the Loral Transponders herein shall include all transponders ultimately identified and agreed to by Loral Orion and APT as a "Loral Transponder" as set forth in this Article 2, regardless of whether such transponder was identified as such at the time that any applicable action was taken or failed to be taken with respect thereto that impacts or relates to the Loral Transponders as set forth in this Agreement or in the Transaction Documents.

2.2      Identification and Assignment of Loral Transponders

         2.2.1 Six (6) of the twelve (12) standard frequency C-band transponders will not be identified at the time this Agreement is executed but will instead be agreed and identified by Loral Orion and APT no later than March 31, 2003 with respect to the three (3) transponders scheduled to be taken up on the second and third anniversaries of the Satellite's in-service date, and no later than the date of shipment of the Satellite with respect to the remaining three (3) transponders; provided however that assuming all transponders are performing according to specifications, APT shall be entitled, on or before March 31, 2004, to make minor adjustments to the designation of such six (6) transponders, subject to obtaining Loral Orion's consent thereto, which consent shall not be unreasonably withheld.

         2.2.2 APT represents and warrants that the six (6) transponders on APSTAR I corresponding to the six (6) transponders on the Satellite which are finally agreed and identified by Loral Orion and APT as set forth in Paragraph 2.2.1 shall have historically not experienced any unacceptable level of interference from adjacent or nearby satellites and can be fully saturated.

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         2.2.3    APT and Loral Orion agree that in assigning the remaining six
                  (6) Loral Transponders as set forth above, the parties will adopt the principle that the risk of coordination restrictions that may be imposed on the Satellite from the Russian filing submitted to the ITU with respect to the orbital slot at 140(degree) E.L. (the "Russian Filing") shall be shared on an equal basis between APT and Loral Orion (in no event, however, shall Loral Orion be allocated more than 7 "at risk" standard C-band transponders). As long as this principle has been fully effected, the parties will assign these transponders to minimize customer migration issues.

         2.2.4 APT and Loral Orion agree that they will not enter into any coordination or other agreement relating to the Russian Filing or the satellite that is the subject of the Russian Filing (the "Russian Satellite") that would result in the other party bearing a disproportionate amount (i.e., more than 50%) of the potential or actual risk of coordination with the Russian Filing or the Russian Satellite.

         2.2.5 APT will use its reasonable best efforts, subject to the principles set forth in this Paragraph 2.2 and the requirements in any coordination agreements affecting the Orbital Slot presently existing or permitted under Paragraph
                  9.1 of this Agreement, so that all Loral Transponders will not suffer unacceptable levels, as reasonably determined by Loral Orion (after consultation with APT), of interference from adjacent satellites.

         2.2.6 APT will support Loral Orion's selection and loading of the Loral Transponders by providing technical information concerning transponder performance, interference considerations and operation.

         2.2.7 APT represents that the interference it has experienced on APSTAR I, on a historical basis, is as set forth in Annex F hereto.

2.3      Take Up Schedule

         2.3.1 Loral Orion will initially acquire thirteen and one-half (13.5) of the Loral Transponders, consisting of: -

                           -        6 standard C-band transponders;

                           -        3.5 extended C-band transponders; and

                           -        4 Ku-band transponders;

                  in each case as identified and described in Annex A hereto.

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         2.3.2    The Remaining Loral Transponders shall, subject to the
                  provisions of Paragraph 2.3.4 below and the relevant payment by Loral Orion pursuant to Paragraph 3.3 below, be acquired as follows:

                           - 2.5 transponders on the second anniversary of the Satellite's in-service date;

                           - 3 transponders on the third anniversary of the Satellite's in-service date; and

                           - 4 transponders on each of the fourth and fifth anniversaries of the Satellite's in-service date (each such date, including any accelerated take up date as described in Paragraph 2.3.3 below, a "Take Up Date").

                  Subject to Loral Orion's acceleration rights set forth in Paragraph 2.3.3 below, the take up schedule for the Remaining Loral Transponders is set forth in Annex B hereof.

         2.3.3 Loral Orion shall have the right at its option to accelerate the take down of up to three (3) of the standard frequency C-band Remaining Loral Transponders and any or all of the extended frequency C-band and Ku-band Remaining Loral Transponders; provided however that Loral Orion may not, without APT's prior written consent, exercise such acceleration right with respect to any Remaining Loral Transponder that is then subject to a lease agreement with a customer or otherwise subject to the contractual rights of a customer, including any contractually provided renewal term, if the expiration date of such lease agreement or other contractual rights shall be later than Loral Orion's proposed accelerated take up date.

         2.3.4 With respect to the Remaining Loral Transponders, APT shall bear the risk of loss with respect to any such transponder until payment is made by Loral Orion for such transponder in accordance with Paragraph 3.3. Accordingly, Loral Orion shall have no obligation to take up or pay for any Remaining Loral Transponder (i) that fails to meet the requirements set forth on Annex E hereto on the relevant Take Up Date, or (ii) for which APT has submitted an insurance claim.

                  Loral Orion shall be obligated to take up and pay for a Remaining Loral Transponder, even if APT shall have previously received a warranty payback or transponder performance-based reduction in the amount of the final milestone payment by APT under the SS/L Contract in respect thereof, if (i) neither of the requirements set forth in the preceding sentence has been met and (ii) Loral Orion's purchase price for such transponder shall be reduced by an amount equal to the amount of such warranty payback and/or the amount of such final milestone payment reduction, as applicable, that relates to such transponder.

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2.4      Ownership of the Common Elements

         2.4.1 The Common Elements shall be owned jointly by APT and Loral Orion, as tenants in common, based on their respective economic interests (as distinct from title, which is discussed in Paragraph 2.5 below) in the transponders on the Satellite, as follows: -

                  (a) Initially, the economic interest shall be 75% APT and 25% Loral Orion.

                  (b) Thereafter, Loral Orion's economic interest in the Common Elements will be automatically increased on each Take Up Date or the date of payment by Loral Orion for the related transponders in respect of such Take Up Date, whichever is later, until the last such Take Up Date or date of payment, at which time APT and Loral Orion will own a 50/50 economic interest in the Common Elements.

                  (c) If there is a change in ownership of the transponders as a result of a transfer as described in Article 14 hereof, the respective economic interests of the parties in the Common Elements shall be adjusted proportionately, as appropriate.

2.5      Transfer of Title

         2.5.1 In consideration for the amount paid by Loral Orion as set forth in Paragraph 3.2, Loral Orion will, simultaneously with passage of title from SS/L to APT under the SS/L Contract, automatically and immediately acquire, free and clear of all liens and encumbrances (other than any liens and encumbrances that may be created or incurred by Loral Orion), title to its 25% interest in the Satellite (including 50% of the Loral Transponders) and APT shall retain a 75% interest in the Satellite.

         2.5.2 Title to the Remaining Loral Transponders and the increased interest in the Common Elements shall automatically and immediately transfer, free and clear of all liens and encumbrances (other than any liens and encumbrances that may be created or incurred by Loral Orion), to Loral Orion on each Take Up Date or the date of payment by Loral Orion for the related transponders in respect of such Take Up Date, whichever is later.

         2.5.3 A table of the parties' respective ownership of the Satellite's transponders and interest in the Common Elements after each scheduled Take Up Date is set forth in Annex C.

         2.5.4 APT shall cooperate with and assist Loral Orion from time to time as required to evidence Loral Orion's title to the Initial Loral Transponders and the Remaining Loral Transponders (and corresponding interest in the Common Elements) that have been taken up and paid for, including but not limited to

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                  executing a certificate of ownership or other documents as may be reasonably requested by Loral Orion to evidence the transfer of title for such transponders to Loral Orion.

2.6      Economic Interest Prior to Title Transfer.

         2.6.1 Notwithstanding that the SS/L Contract calls for performance from SS/L to APT only, APT acknowledges and agrees that, prior to the time that title is transferred pursuant to Paragraph
                  2.5 above, Loral Orion has a vested economic interest in the SS/L Contract, including but not limited to work-in-progress thereunder, to the extent of the following:

                  (i) the reduction in APT's purchase price for the Satellite and other deliverable items under the SS/L Contract, effected by Amendment No. 3 to the SS/L Contract;

                  (ii) payments made by Loral Orion to SS/L for the redesign of Ku-band Beam #2 pursuant to Paragraph 5.2 of this Agreement;

                  (iii) Payments made or launch deposits (or other similar prepayments) applied by Loral Orion toward launch services for the Satellite; and

                  (iv) To the extent that the SS/L Contract is amended to provide for insurance procurement by SS/L, the amount of any Loral Orion payment made toward such insurance.

         2.6.2 APT represents and warrants to Loral Orion that any pledge or assignment of its interest under the SS/L Contract to its lenders shall not extend to Loral Orion rights and interests set forth in Paragraph
         2.6.1 above.

2.7 Management Agreement. The Parties acknowledge and agree that notwithstanding their respective economic interests and title in the Satellite, all decisions regarding all matters concerning the construction and operation of the Satellite shall be made in accordance with the terms and conditions of the Management Agreement which APT and Loral Orion are entering into contemporaneously with this Agreement and that they shall exercise their rights with respect to their interests in the Satellite in accordance with such Agreement.

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                                    ARTICLE 3
                                  PAYMENT PLAN

3.1 The total amount Loral Orion will pay for a fifty percent (50%) interest in the Satellite shall equal US$115.1 million, payable as set forth in Paragraphs 3.2 and 3.3 below. Such amount shall be adjusted to reflect fifty percent (50%) of the amount of any changes in the cost (the "Project Cost") of constructing, insuring and launching the Satellite from the initial projected costs set forth in Annex D (exclusive of the modification costs described in Paragraph 5.2 below, which shall be borne solely by Loral Orion). Except as otherwise provided herein, the costs shall include any payment, liability or other amount paid or incurred by APT or Loral Orion under the SS/L Contract, the Related Orion Agreement, or the Launch Services Agreement or to procure launch insurance, whether paid to SS/L, the Launch Agency or otherwise, excluding any payment, liability or other amount paid or incurred by a party as a result of such party's willful misconduct, gross negligence or breach of the relevant agreements or insurance arrangement (other than any such breach resulting from joint action or decision of APT and Loral Orion) (the "Other Project Costs").

3.2 Subject to adjustment pursuant to Paragraph 3.4 below, Loral Orion shall initially pay US$57.55 million (the "Initial Amount") for the thirteen and one-half (13.5) Initial Loral Transponders specified on Annex B hereto (consisting of 1/2 of the Loral Transponders) and twenty-five percent (25%) of the Common Elements, which Initial Amount shall be paid by Loral Orion to SS/L in accordance with a payment plan to be agreed upon between Loral Orion and SS/L, if the total purchase price under the SS/L Contract is US$230.20 million. In such event, payments made by APT under the SS/L Contract shall be reduced by US$57.55 million. In the case where the price under the SS/L Contract is other than US$230.20 million, the Initial Amount shall be paid pursuant to a payment plan to be agreed upon among SS/L, Loral Orion, and APT.

3.3 Subject to the provisions of Paragraphs 2.3.3 and 2.3.4 above, Loral Orion shall pay the remaining balance of US$57.55 million (subject to any adjustments as agreed pursuant to Paragraph 3.4 below) to APT as follows for the Remaining Loral Transponders:

         (a) On the second anniversary of the Satellite's in-service date, $10.66 million for the 2.5 additional transponders specified on Annex B hereto and an additional 5% of the Common Elements.

         (b) On the third anniversary of the Satellite's in-service date, $12.79 million for the 3 additional transponders specified on Annex B hereto and an additional 6% of the Common Elements.

         (c) On the fourth anniversary of the Satellite's in-service date, $17.05 million for the 4 additional transponders specified on Annex B hereto and an additional 7% of the Common Elements.

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         (d)      On the fifth anniversary of the Satellite's in-service date,
         $17.05 million for the 4 additional transponders specified on Annex B hereto and an additional 7% of the Common Elements.

3.4 Payment of any adjustment for increases in costs, or offsets for any adjustment for decreases in costs (including as a result of the operation of the first paragraph of Article 13.5 of the SS/L Contract and the analogous provision in the Related Orion Agreement), in each case as contemplated in the second sentence of Paragraph 3.1 above, shall be made as agreed by the parties, having regard to the time such costs were incurred or reduced, the payments already made by Loral Orion in respect of the Loral Transponders, the Other Project Costs paid by the parties, and the payment plan for the Remaining Loral Transponders set forth in Paragraph 3.3 above.

3.5 APT and Loral Orion hereby agree that in the event any payment (whether in the form of a refund, reduction or damages) is made by the Launch Agency in respect of the LSA, APT and Loral Orion shall agree in good faith upon an allocation of such payment between the two parties consistent with the intent of the parties and the principles set forth in this Agreement. Each of APT and Loral Orion hereby agrees that to the extent that it receives any such payment, whether from the Launch Agency or otherwise, that is in excess of its agreed upon allocated amount, it shall promptly remit any such excess amount to the other party.

3.6 All payments to be made to APT hereunder shall be made by wire transfer of immediately available funds in U.S. dollar currency to a bank account designated by APT.

3.7 APT and Loral Orion agree that in the event that either of them issues an invoice to SS/L where the right to payment depends upon the respective ownership interests of APT and Loral Orion, it shall provide a copy of such invoice to the other party and that the SS/L Contract and the Related Orion Agreement, as the case may be, shall provide that SS/L shall not pay any invoice to which the other party has notified SS/L of an objection within 15 days after the date of issuance thereof.

                                    ARTICLE 4
                            OPERATION OF TRANSPONDERS

Except as set forth in the Marketing Agreement, each of APT and Loral Orion shall be entitled to all revenues generated from the APT Transponders and the Loral Transponders, respectively.

                                    ARTICLE 5
                                  THE SATELLITE

5.1 The Satellite shall generally have such design and other specifications as are set forth in the SS/L Contract and in this Agreement.

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5.2      The footprint of Beam #2 Ku-band transponders on the Satellite will be modified by SS/L as requested by Loral Orion, which modification costs shall be borne by Loral Orion. Such modifications, and the costs thereof, are set forth in Annex G hereto, which modifications are hereby approved by APT. In the event of any further modification to the footprint of Beam #2 Ku-band transponders, such further modifications, and the costs thereof, shall be agreed between SS/L and Loral Orion provided the modifications do not materially impact the Common Elements or the APT Transponders. If such modifications do materially impact the Common Elements or the APT Transponders, APT and Loral Orion shall jointly approve them pursuant to the Management Agreement.

5.3 Loral Orion acknowledges that it has reviewed the SS/L Contract and agrees to all the terms and conditions contained therein and that it shall be bound by all actions taken by APT with respect thereto or with regard to the selection of the launch services provider or with regard to the launch services contract, provided such action is taken in full compliance with the obligations of the Management Agreement.

5.4      Loral Orion acknowledges that:

         EXCEPT AND TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT, APT HAS NOT MADE, NOR DOES IT MAKE, ANY REPRESENTATION OR WARRANTY, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF DESIGN, OPERATION, CONDITION, QUALITY, SUITABILITY OR MERCHANTABILITY OR FITNESS FOR USE OR FOR A PARTICULAR PURPOSE, ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, WITH REGARD TO THE SATELLITE OR ANY OTHER DELIVERABLE ITEM UNDER THE SS/L CONTRACT, AND APT HAS NOT MADE ANY WARRANTY WITH RESPECT TO THE PERFORMANCE OF ANY LAUNCH VEHICLE.

5.5 Loral Orion agrees to be bound by the no-fault, no-subrogation inter-party waiver of liability and related indemnity provisions provided in the Launch Services Agreement and to cause its contractors and subcontractors at any tier (including suppliers of any kind) that are involved in any performance of this Agreement and any other person who through Loral Orion has an interest in the Satellite or any transponder thereon, as required by the Launch Services Agreement, to accede to such waiver. Loral Orion shall execute and deliver any instrument that may be reasonably required by the Launch Agency to evidence its agreement to be bound by such waiver. In no event shall such no-fault, no-subrogation inter-party waiver and related indemnity provisions have any effect on the rights, obligations, and liabilities of and between Loral Orion and APT under this Agreement or under the other Transaction Documents.

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                                    ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Each of the parties, as of the date hereof, hereby represents and warrants to the other, as follows:-

6.1 Organization and Standing. It is a company with limited liability duly organized, validly existing and in good standing under the laws of the place of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would neither have a material adverse effect on its financial condition, business or results of operation nor materially impair or delay its ability to consummate the transactions contemplated hereby (a "Material Adverse Effect").

6.2 Authority Relative to this Agreement. It has all corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, and to perform all of its obligations hereunder and thereunder. Its execution and delivery of this Agreement and the other Transaction Documents, and its performance of its obligations hereunder and thereunder have been duly authorized by all necessary and proper corporate action. This Agreement and the other Transaction Documents have been duly executed and delivered by it and constitute the legal, valid and binding obligations, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights and subject, as to enforceability, to general principles of equity (regardless whether enforcement is sought in a proceeding in equity or at law).

6.3 Noncontravention. Its execution and delivery of this Agreement and the other Transaction Documents, its performance of its obligations to be performed hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not (i) contravene or conflict with its memorandum and articles of Association, by-laws or other organizational documents; (ii) contravene or conflict with or constitute a violation of any provision of any laws or license to which it or any of its properties or assets is subject; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, cause it to make an offer to purchase under, create in any party the right to accelerate, terminate, modify or cancel, require any notice or give rise to a loss of any benefit under, any contract, lease, lien or other arrangement to which it is a party or by which is bound or to which any of its properties or assets is subject or result in the creation or imposition of any liens on any of its assets, other than any loss of benefit, lien or any other such event which would not have a Material Adverse Effect.

6.4 Governmental Proceeding; Litigation. Except for the Consent Agreement dated January 9, 2002 entered into by Loral Space & Communications Ltd. with the U.S. Department of State and any export control approvals, licenses, technical assistance or other similar agreements obtained to date or required by applicable law, there is not in

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         effect any judgment, order, writ, decree, stipulation or injunction by or with any governmental entity to which it or any of its Affiliates is party or by which it or any of its Affiliates or any properties or assets of any of the foregoing is bound, and which relates to or affects this Agreement or the transactions contemplated hereby, and neither it nor any of its Affiliates is party to, engaged in or, to its Knowledge, threatened with any Action which relates to or affects this Agreement or the transactions contemplated hereby, and, to its Knowledge, no event has occurred and no condition exists which could reasonably be expected to result in any such Action. Neither it nor any of its Affiliates is in default under or with respect to any judgment, ruling, order, writ, decree, stipulation or injunction of the type described in this Paragraph.

                                    ARTICLE 7
                        LEASE OF ADDITIONAL TRANSPONDERS

7.1 Loral Orion may elect to lease from APT additional standard C-band frequency transponders on the Satellite or on APSTAR VI, if available. Loral Orion shall give written notice to APT of its desire to lease an additional transponder, which notice shall identify the desired number of transponders, the proposed lease term, and the desired protection level. APT shall respond within fifteen (15) days of receipt of such notice, as to whether such transponder is available. If APT responds that such transponder is available, it shall propose the terms and conditions for such lease. APT agrees that such terms and conditions shall reflect the fact that Loral Orion is entitled to "most favored customer" status in respect of such lease, subject to all relevant terms being equal. The parties agree that they will look to APT's leases in the ordinary course of business with wholesale customers (as opposed to retail customers) for purposes of determining "most favored customer" status and the parties shall negotiate the terms of any such lease on an arms length basis. APT may decline to lease additional transponder(s) to Loral Orion under this Paragraph 7.1, even if available, if Loral Orion's proposed term for such lease is less than twelve (12) months. Further, if the term of such lease arrangement is to the End of Life of the Satellite or APSTAR VI, as the case may be, Loral Orion shall have follow-on rights to continue such lease arrangement in respect of the relevant successor satellite on terms and conditions substantially similar to those set forth under the original lease arrangement, except for price, which shall be agreed upon by the parties, based on the "most favored customer" pricing then available on such successor satellite.

7.2 Loral Orion may also elect to lease the transponders on APSTAR 1, if available, that correspond to the standard C-band Initial Loral Transponders on the Satellite, on the most favored customer terms described in Paragraph 7.1 above. Loral Orion shall give written notice to APT of its desire to lease an additional transponder, which notice shall identify the desired number of transponders, the proposed lease term, and the desired protection level. APT shall respond within fifteen (15) days of receipt of such notice, as to whether such transponder is available, and if so, shall propose the terms and conditions for such lease.

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                                    ARTICLE 8
                                   [RESERVED]

                                    ARTICLE 9
                                  ORBITAL SLOT

9.1      Coordination Activities.

         9.1.1 APT shall keep Loral Orion fully informed of the status of all coordination activities relating to the Orbital Slot and shall, if so requested by Loral Orion, allow Loral Orion to participate in such activities, subject to the restrictions of OFTA and other relevant governmental authorities and of any license arrangements with regard to the Orbital Slot. APT agrees that it will not, without Loral Orion's prior written consent, take any action or enter into any agreement in relation to the Orbital Slot that materially impacts the Loral Transponders or involves the payment of money or other financial accommodation which will be borne by Loral Orion. APT shall use its reasonable best efforts to fully enforce the terms of coordination agreements entered into for the benefit of the Satellite or any successor satellite.

         9.1.2 APT has taken all actions required of APT to date to coordinate the Satellite in the Orbital Slot. Annex F sets forth (i) all material restrictions on the Satellite resulting from coordination activities as of the date hereof, (ii) all material agreements or commitments relating to coordination proceedings for the Orbital Slot and all Summary Record Documents, true and complete copies of which were previously provided to Loral, (iii) lists of all the countries and operators with which the operator of the Satellite has been or will be required to enter into coordination discussions and the status of those discussions.

         9.1.3 APT will use its reasonable best efforts so that (i) the Loral Transponders will not suffer from any unacceptable restrictions, as reasonably determined by Loral Orion (after consultation with APT), with regard to allowing unencumbered carrier loading on the transponders and (ii) operation of the Loral Transponders will be free of unacceptable interference, as reasonably determined by Loral Orion (after consultation with APT), from adjacent satellite operations, subject however in each case to any regulatory restrictions or restrictions contained in coordination agreements relating to the Orbital Slot presently existing or permitted under Paragraph 9.1.1. APT will use its reasonable best efforts so that Loral Orion may place either analog or digital carriers on the Loral Transponders without restrictions as full transponders, single channel per carrier, or multiple channels per carrier.

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9.2      License Rights.

         APT shall, in consultation with Loral Orion,

         (a) make all regulatory filings and take such other actions on a timely basis with the MII, the OFTA, TongaSat, the ITU and the applicable governmental entities of those jurisdictions to which the Satellite may provide coverage, as may be necessary or appropriate to secure and maintain its rights to utilize the Orbital Slot, including without limitation, using its best efforts to preserve the unencumbered and unrestricted use of the Orbital Slot and diligently prosecuting renewal of the ITU authorization during a reasonable period prior to its scheduled expiration date;

         (b) use its best efforts to achieve, maintain and renew notification for the Orbital Slot at the ITU and have the filing entered in the ITU Master Frequency Register; and

         (c) make such filings as Loral Orion may reasonably request, including filings to expand the frequencies and coverage area of the Orbital Slot.

9.3 APT shall use its best efforts to provide Loral Orion with quiet enjoyment of the Orbital Slot.

9.4 APT shall keep Loral Orion fully informed with regard to its license agreements and all regulatory filings, correspondence and notices from or with MII, OFTA, TongaSat, the ITU and relevant governmental entities relating to the authorization to use the Orbital Slot.

9.5 On or before February 1, 2003, APT and Loral Orion shall jointly commence negotiations with TongaSat for the renewal of APT's rights to use the Orbital Slot, including the extended C and Ku-band frequencies. As part of these negotiations, APT and Loral Orion shall offer to help TongaSat to improve its filing status in exchange for a lower Orbital Slot license fee. At the same time, APT will explore the use of the MII and OFTA filings and possible coordination arrangements with other networks. After such activities, APT and Loral Orion will evaluate the results of such efforts in order to jointly decide on a course of action designed to maximize the parties' ability to use the licensed frequencies with the fewest constraints, allowing maximum marketability of their payloads.

9.6 Loral Orion and APT will share the Orbital Slot license fees as follows:

         (a)      if such fee is a fixed one-time fee, then 50/50;

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         (b)      if such fee is a fixed periodic fee, then in a ratio equal to the ratio between the number of transponders held by each party during the period in question (pro rated for any change in relative ownership during such period); and

         (c) if such fee is revenue-based, then such fee will be borne by the owners of the transponder(s) generating the revenues.

         If the negotiations with TongaSat for the renewal of APT's rights to use the Orbital Slot result in any part of the Orbital Slot license fees being different from those described in clauses (a), (b) and (c) above, the parties shall agree on how to share such fees. Following the said negotiations with TongaSat, the parties shall agree on the payment method to be adopted for payment of each party's share of the fees with the understanding that any revenue-based fees shall be paid by each party directly to the Orbital Slot licensor. Neither party shall have rights to information regarding the revenue-based payments of the other party, and any audit rights required by the Orbital Slot licensor with regard to such revenue-based payments shall be solely for the benefit of the Orbital Slot licensor. APT and Loral Orion agree that except as set forth in this Paragraph 9.6 or in the Services Agreement, no other amounts shall be payable by Loral Orion with regard to the Orbital Slot, except as may be incurred by Loral Orion with respect to its participation in coordination activities as contemplated by Paragraph
         9.1.1 above.

                                   ARTICLE 10
                                 LANDING RIGHTS

10.1 APT and Loral Orion will each cooperate with, and assist the other, on a reasonable best efforts basis, in obtaining such consents, and otherwise complying with such requirements, as may be required or imposed, from time to time, by the governments of the People's Republic of China and the United States in connection with the use of transponders on the Satellite, in each case to the extent such approval or compliance is needed for a party's transponders to be allowed to provide service in the People's Republic of China or the United States, respectively.

10.2 Each of APT and Loral Orion agrees, and each will require any lessee or user of any transponder to agree, to restrict its use of the transponders to transmission only for any lawful purpose and agrees to comply in all material respects with all applicable laws and government regulations.

                                   ARTICLE 11
                           SUCCESSOR SATELLITE RENEWAL

11.1 Loral Orion shall have the right, but not the obligation, to participate in the ownership of up to fifty percent (50%) of the transponder capacity on the successor satellite, if any, to the Satellite or the number of transponders on Loral Orion's Payload at the End of Life

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         of the Satellite, whichever is greater; provided it exercises such right by giving written notice thereof to APT no later than three (3) years before the scheduled End of Life of the Satellite, as notified by APT in writing to Loral Orion.

11.2 The terms and conditions of such participation shall be substantially similar to the terms hereof (including but not limited to transponder types and specific transponder assignments and rights with respect to a successor satellite) except for appropriate adjustments based on satellite capabilities and cost; provided however that if Loral Orion shall participate in less than forty percent (40%) of Adjusted Transponder Capacity, the price shall not be at cost, but rather shall be calculated using a cost-plus formula based on the percentage of Adjusted Transponder Capacity taken up, as follows:

------------------------------------------------------------------------------
Percentage of Adjusted Transponder Capacity             Price Calculation
------------------------------------------------------------------------------
                   1  -   4%                            Cost plus 40%
------------------------------------------------------------------------------
                   5  -   9%                            Cost plus 35%
------------------------------------------------------------------------------
                  10  -  14%                            Cost plus 30%
------------------------------------------------------------------------------
                  15  -  19%                            Cost plus 25%
------------------------------------------------------------------------------
                  20  -  24%                            Cost plus 20%
------------------------------------------------------------------------------
                  25  -  29%                            Cost plus 15%
------------------------------------------------------------------------------
                  30% -  34%                            Cost plus 10%
------------------------------------------------------------------------------
                  35  -  39%                            Cost plus  5%
------------------------------------------------------------------------------
                  40% - 100%                                 Cost
------------------------------------------------------------------------------

11.3     "Adjusted Transponder Capacity" shall equal

         (a) the amount of the transponder capacity on the Satellite, if the transponder capacity on the successor satellite is greater than the transponder capacity on APSTAR V; or

         (b) the transponder capacity on the successor satellite, if the transponder capacity on the successor satellite is less than the transponder capacity on APSTAR V.

11.4 If APT decides not to launch a replacement satellite having capacity and capability that is the same as or better than that of the Satellite, Loral Orion shall be offered the first opportunity to replace the Satellite, including assignment, subject to any necessary consents, of the TongaSat and ChinaSat orbital slot agreements and any other relevant licenses so that replacement can occur before the End of Life of the Satellite. If such assignment cannot be effected in whole or in part, then APT and Loral Orion shall enter into an agreement to enable Loral Orion to use the Orbital Slot with respect to such license rights which cannot be assigned. If Loral Orion launches a replacement satellite, APT shall have the same rights, mutatis mutandis, as Loral Orion to participate in the ownership of capacity in the successor satellite as set forth in Paragraphs 11.1 through 11.3 above.

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                                   ARTICLE 12
                        EFFECTIVE DATE OF THIS AGREEMENT

This Agreement shall become effective on the date (the "Effective Date") set forth on the signature page hereof.

                                   ARTICLE 13
                                    PLEDGES

Neither APT nor Loral Orion shall have the right to pledge, mortgage, charge, grant any security interest in, or otherwise encumber all or part of its interest in the Satellite, except for the purpose of security relating to financing (whether new or existing), and then only provided that:

(a) such party shall remain liable for all obligations hereunder relating to such interest;

(b) the encumbrance shall be subject to any necessary approvals or restrictions of any relevant governmental authority or telecommunications administration; and

(c) satisfactory arrangements as agreed between the parties (including a party's lenders) shall have been made to recognize and protect the rights of the other party under this Agreement and the Transaction Documents.

                                   ARTICLE 14
                                    TRANSFER

14.1 In the event APT or Loral Orion desires to transfer (other than sales to customers in the ordinary course of business in the form of long term leases or otherwise) all or part of its interest in the Satellite other than to an Affiliate, such transfer shall be subject to a right of first offer in favor of the other party, the terms and procedures of which are set forth in the Management Agreement.

14.2 In the event the other party declines to exercise its right of first offer, the transferring party may transfer its interests to a third party in accordance with the terms set forth in the Management Agreement, provided the transferee agrees to be bound by the relevant terms of this Agreement and the Transaction Documents and any necessary governmental approvals required in connection with maintaining the right to use the Orbital Slot have been obtained.

14.3 In the event APT transfers its interest in the Satellite to a third party, APT shall remain fully obligated to Loral Orion, regardless of such third party's agreement to be bound by the terms of this Agreement, with regard to the performance of all obligations set forth herein that do not pertain or relate exclusively to the Satellite, including but not limited to obligations regarding the Orbital Slot, the APSTAR 1 satellite, the APSTAR VI satellite, and any successor satellite.

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                                   ARTICLE 15
                           RELATIONSHIP OF THE PARTIES

The rights and obligations of the parties hereunder shall be individual, not joint or collective. It is not the intention of the parties to create, nor shall this be deemed or construed to create a partnership, joint venture, association or trust, or as authorizing any party to act as an agent, servant or employee for any other party for any purpose except as explicitly set forth herein.

                                   ARTICLE 16
                                      TAXES

Each of APT and Loral Orion shall be responsible for the payment of any and all taxes assessed on the construction, use and operation of its respective Payload.

                                   ARTICLE 17
                     ENTIRE AGREEMENT, TRANSACTION DOCUMENTS

17.1 APT and Loral Orion are entering into the following agreements contemporaneously herewith to implement the terms of the Term Sheet: -

         (a)      Management Agreement

         (b)      Services Agreement

         (c)      Marketing Agreement

         (d)      Confidentiality Agreement

         In addition, APT and SS/L are entering into an Amendment of the SS/L Contract to implement the relevant terms of the Term Sheet solely relating to the SS/L Contract.

17.2 This Agreement and the other Transaction Documents together constitute the entire agreement and understanding between the parties in connection with the transactions hereby contemplated. The Transaction Documents supersede all previous agreements (including the Term Sheet), arrangements and understandings between the parties with regard to such transaction which shall cease to have any further force or effect. No party is entering into any of the Transaction Documents or any of the arrangements hereby contemplated in reliance upon any representation, warranty or undertaking which is not expressly set out or referred to in any of the Transaction Documents.

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                                   ARTICLE 18
                                   TERMINATION

18.1     This Agreement may be terminated as follows:

         (a)      By mutual written agreement of the parties;

         (b) By either party by written notice to the other and in accordance with Article 20 hereof in the event of a default by the other party provided such default meets the requirements stated in said
         Article 20; and

         (c) By either party by written notice to the other if the other party becomes insolvent, enters into a general suspension of payments, bankruptcy, makes a general assignment for the benefit of creditors, admits in writing its inability to pay debts as they mature, suffers or permits the appointment of a receiver for substantially all of its business or assets, or avails itself of or becomes subject to any other judicial or administrative proceeding that relates to insolvency or protection of creditors' rights. In such event the other party shall have a right of first refusal or option to purchase the interest in the Satellite then owned by such party on the same terms and conditions as may be offered to any third party in a sale of such party's assets, including any auction or liquidation sale.

         (d) By the Non-Force Majeure Party, by giving at least thirty (30) days' prior written notice to the Force Majeure Party, if an event of force majeure as described in Article 19 below prevents the Force Majeure Party from performing its fundamental obligations hereunder for a period of more than 120 days.

18.2 Termination of this Agreement shall not affect: (i) either Party's obligations under any other Transaction Document, (ii) title to the Loral Transponders and the Common Elements that transferred to Loral Orion pursuant to Article 2 of this Agreement prior to such termination, or (iii) either Party's obligations pursuant to Articles 9, 10, 11, and 13 of this Agreement, which obligations shall expressly continue for so long as both Parties possess an economic interest in the Satellite.

                                   ARTICLE 19
                                  FORCE MAJEURE

19.1 Neither party shall be liable for nonperformance or delays in performance when caused by acts or events which are beyond the reasonable control of the delayed party, including but not limited to the following: acts of God, acts of the public enemy, acts of civil or military authority, governmental priorities, strikes or other labor disturbances, hurricanes, earthquakes, fires, floods, epidemics, embargoes, war, and riots. In the event of any such delay the date of delivery or of performance of the obligation affected by the force majeure event shall be extended for a period equal to the effect of time lost by reason of the delay.

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19.2     A party claiming delay in delivery or performance due to an event of force majeure as set forth herein (the "Force Majeure Party") shall send written notice thereof and a statement of particulars to the other party (the "Non-Force Majeure Party") within a reasonable time.

19.3 The party affected shall take appropriate measures to minimize or remove the effects of the event of force majeure and, within the shortest time possible, shall attempt to resume performance of the obligations affected by the event of force majeure.

19.4 Each party shall use its best efforts to minimize the losses and damages caused and/or to be caused to the other party by an event of force majeure. Both parties shall consult as soon as possible to find an appropriate solution.

                                   ARTICLE 20
                                    DEFAULT

20.1 Monetary Default. Should either APT or Loral Orion fail to make timely payment of any amount required hereunder in accordance with the provisions defined herein, and such failure to pay shall have continued for a period of three (3) months, the party in breach shall pay interest to the other party at the 30-day LIBOR rate plus two percent (2%) per annum in respect of the amounts in arrears. Such interest shall be calculated on a daily basis from the date payment was due until the date payment is received by the non-breaching party. Should the party in breach continue to fail to make such payment for a period of nine (9) months in the aggregate, then in addition to the interest amount due from the breaching party, the other party shall have the right to terminate this Agreement and to claim damages from the party in breach in accordance with the provisions of Paragraph 20.4 hereof.

20.2 Non-Monetary Default. Should either APT or Loral Orion fail to cure a material breach of any provisions of this Agreement (other than provisions regarding payment of monies, which are provided for in Paragraph 20.1 above) within forty-five (45) days after receipt of written notice from the other party outlining such breach, then the other, non-breaching party shall have the right to terminate this Agreement and to claim damages from the party in breach in accordance with the provisions of Paragraph 20.4 hereof.

20.3 In the event Loral Orion fails to make timely payment of any amount due on a Take Up Date pursuant to Paragraph 3.3, APT shall retain the title to the related Remaining Loral Transponders (and all other Remaining Loral Transponders for which payment has not yet been made in full) and all proceeds therefrom and shall not be required to obtain Loral Orion's consent to enter into commercially reasonable lease agreements for such Remaining Loral Transponders, even if such lease or other rights would extend beyond the relevant Take Up Date but Loral Orion's consent right with respect to future lease agreements which extend beyond the relevant Take Up Date shall be reinstated at such

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         time as it shall have cured its payment default. If such delay continues for a period of nine (9) months after the scheduled Take Up Date, Loral Orion shall no longer be entitled to take up the relevant Remaining Loral Transponders.

20.4 If the other party suffers any cost, liability or loss as a direct result of a material breach of this Agreement by any party, and such breach shall not have been cured by such party within forty-five (45) days from receipt of notice of breach, the party in breach shall indemnify and hold the non-breaching party harmless in respect of any such cost, liability or loss; provided always, however, that in no event shall a party be liable under any theory of tort, contract, strict liability, or other legal or equitable theory, for any indirect, special, incidental, or consequential loss or damage (including without limitation, loss of profit or business opportunity).

                                   ARTICLE 21
                                 CONFIDENTIALITY

21.1 No press release, announcement or disclosure to a third party concerning the transactions contemplated hereby will be made by any party hereto without the prior consent of the other party hereto, except as such release, announcement or disclosure may be:-

         (a) required by law or the rules of any applicable securities exchange;

         (b) necessary to be made to a party's lenders for financing purposes provided that such lenders agree to maintain the confidentiality of any such disclosed information on customary and reasonable terms; or

         (c) is or becomes publicly known, otherwise than as a consequence of a breach of this Agreement.

21.2 The parties are entering into a Confidentiality Agreement contemporaneously herewith covering disclosure of information that may be made in connection with the parties' performance under the Transaction Documents. The rights and obligations thereunder shall apply to all such proprietary information disclosed in the implementation or performance of this Agreement.

                                   ARTICLE 22
                                   ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder may be assigned without the prior written consent of the other party except for (i) assignments, in whole or in part, to an Affiliate, provided that notwithstanding any such assignment to an Affiliate, the assigning party shall, unless otherwise consented to by the other

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party, nevertheless remain responsible for all obligations hereunder; and (ii)
assignments by way of security to any entity for the purpose of security relating to financing, subject to compliance with the requirements of Article 13 hereof, or otherwise with the written consent of the other Party. In the event that APT shall wish to assign its rights and obligations hereunder to an Affiliate, it may do so, provided however that Loral Orion will not be adversely affected or prejudiced by any assignment or delegation by APT to its Affiliate of its rights and obligations under the MII and OFTA filings and under the license agreements with TongaSat and ChinaSat with respect to the Orbital Slot.

                                   ARTICLE 23
                                  GOVERNING LAW

This Agreement and the Transaction Documents will be governed by and construed in accordance with the laws of the State of New York without giving effect to the choice of law principles therein.

                                   ARTICLE 24
                               DISPUTE RESOLUTION

In the event that a dispute arises out of or relates to this Agreement, Loral and APT shall attempt to resolve such dispute through friendly consultation. If the parties are unable to resolve the matter in dispute through consultation within thirty (30) days following the date on which one party's request for consultation is delivered to the other party, the parties shall resolve the dispute through arbitration. The party shall submit the dispute to arbitration in Singapore to the Singapore International Arbitration Centre for resolution in accordance with the arbitration rules of that body, in which case:-

(a) there should be three (3) arbitrators (one appointed by each party and the third arbitrator appointed by the Singapore International Arbitration Centre);

(b)      all proceedings in any such arbitration shall be conducted in English;
         and

(c)      any such arbitration award shall be final and binding on the parties.

A dispute arising under this Agreement may be consolidated with any arbitration proceeding relating to the other Transaction Documents, and vice versa. The arbitrators may not limit, expand or otherwise modify the terms of this Agreement or award exemplary or punitive damages or attorney's fees. The arbitrators shall apply the substantive (not the conflicts) law of the state specified in the governing law provision set forth in Article 23 above. The award shall be in U.S. Dollars. Judgment upon the award rendered in the arbitration may be entered in any court having jurisdiction thereof. Unless otherwise determined by the arbitration award, each party shall bear its own expenses (including attorney's fees) and an equal share of the expenses of the arbitrators and the fees of the Singapore International Arbitration Centre. The parties shall require that the arbitrators and the arbitral body shall hold the existence, content and result

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of the arbitration in confidence. Nothing in this clause shall be construed to preclude any party from seeking injunctive relief in order to protect its rights pending arbitration. A request by a party to a court for such injunctive relief shall not be deemed a waiver of the obligation to arbitrate.

                                   ARTICLE 25
                                    NOTICES

Any notice, request, demand, waiver, consent, approval or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by hand, by facsimile (with confirmation of receipt), or by DHL or other comparable international courier service, return receipt required, as follows:-

      If to Loral, to:
            Loral Orion, Inc.
            600 Third Avenue
            New York, NY 10016
            Facsimile No.: 212-338-5320

            Attention: General Counsel

      If to APT, to:
            APT Satellite Company Limited
            Rooms 3111-3112
            One Pacific Place
            88 Queensway
            Hong Kong
            Facsimile No.: 852-2522-0419

            Attention: Mr. Brian Lo and Mr. Wu Shou Kang

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed given when so delivered by hand or faxed, or two business days after being sent in the case of international courier service.

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                                   ARTICLE 26
                                  MISCELLANEOUS

26.1     Headings

         The headings in this Agreement and the Annexes are inserted for convenience of reference only and shall not constitute a part hereof.

26.2     Severability

         Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

26.3     Expenses

         Except as specifically provided otherwise in this Agreement, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants and financial advisors.

26.4     Time of the Essence

         Time shall be of the essence of this Agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may be substituted by agreement in writing of the parties.

26.5     Amendment

         No variation or amendment of this Agreement shall be valid unless it is in writing and signed by or on behalf of both parties to this Agreement.

26.6     Waivers

         No failure or delay by any party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

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26.7     Counterparts

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

26.8     Survival of Obligations

         The obligations of the Parties under this Agreement which by their nature logically would be expected to survive termination, cancellation, or expiration of this Agreement, including without limitation those set forth in Paragraphs 9, 10, 11, 13, 15, 17, 18, 20, 23, 24, 25, and 26, shall survive termination, cancellation, or expiration of this Agreement for the applicable time period specified in such section or, if no time period is specified, for a reasonable period of time under the circumstances.

THIS AGREEMENT HAS BEEN SIGNED THIS 10th DAY OF December, 2002.

APT SATELLITE COMPANY LIMITED          LORAL ORION, INC.

By:  /s/ Brian Lo                      By: /s/ Janet Yeung
     ---------------------------           -----------------------
Name:Brian Lo                          Name: Janet Yeung
Title: Vice President                  Title: Vice President and Ass't Secretary

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                                   SCHEDULE 1
                                   DEFINITIONS

In this Agreement the terms set forth hereinafter shall have the meanings defined in this Article:

         "Action" means any action, suit or proceeding at law or in equity, arbitration, inquiry, investigation or governmental, administrative, regulatory or other proceeding by or before any governmental entity.

         "Adjusted Transponder Capacity" shall have the meaning set forth in Paragraph 11.3.

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

         "Agreement" means this agreement (including the Schedules and Annexes hereto), as the same may be amended, modified or supplemented from time to time in accordance with its terms.

         "APSTAR I" means the satellite with 24 C-Band transponders located at geostationary orbital slot at 138 degrees east longitude.

         "APSTAR VI" means the new satellite based on a SB4000 model satellite with 38 C-band and 12 Ku-band transponders to be built and delivered to APT by Alcatel Space Industries.

         "APT Transponders" shall mean all transponders on the Satellite that are not identified as Loral Transponders.

         "APT" shall have the meaning set forth in the preamble to this Agreement.

         "ChinaSat" means China Telecommunications Broadcast Satellite Corporation.

         "Common Elements" means the elements on the Satellite that are common to and/or shared by the Loral Orion Payload and the APT Payload.

         "Confidentiality Agreement" means the confidentiality agreement entered into by APT and Loral Orion with respect to the confidentiality of proprietary information relating to the Satellite.

         "Effective Date" shall have the meaning set forth in Article 12 hereof.

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         "End of Life" means the date on which the actual orbital maneuver life of a satellite is permanently terminated.

         "Force Majeure Party" shall have the meaning set forth in Paragraph
         19.2 hereof.

         "Hong Kong" means the Hong Kong Special Administrative Region of the
         PRC.

         "Initial Amount" shall have the meaning set forth in Paragraph 3.2 hereof.

         "Initial Loral Transponders" shall mean the 13.5 Loral Transponders which are initially acquired by Loral Orion as described in Paragraph
         2.3.1 hereof.

         "Knowledge" means actual knowledge after reasonable inquiry and investigation.

         "Launch Agency" means the provider responsible for conducting the launch services for the Satellite pursuant to the Launch Services Agreement.

         "Launch Services Agreement" or "LSA" means the contract entered into by SS/L (and if the Launch Agency so agrees, APT and Loral Orion as additional parties) with a Launch Agency pursuant to Article 6 of the SS/L Contract, which contract provides for launch services for the Satellite, as such contract may be amended from time to time in accordance with its terms.

         "LIBOR" means the rate of interest per annum, at any relevant time, at which thirty (30) day U.S. dollar deposits are offered at such time in the London interbank market.

         "Loral Orion" shall have the meaning set forth in the preamble to this Agreement.

         "Loral Transponders" shall have the meaning set forth in Paragraph 2.1 hereof.

         "Management Agreement" means the agreement entered into by APT and Loral Orion with regard to the management of all matters regarding the construction and operation of the Satellite and the decision-making authority relative thereto.

         "Marketing Agreement" means the agreement entered into by APT and Loral Orion with regard to the marketing of the Remaining Loral Transponders prior to their take up by Loral Orion.

         "MII" means the Ministry of Information Industries of the PRC.

         "Non-Force Majeure Party" shall have the meaning set forth in Paragraph
         19.2 hereof.

         "OFTA" means the Office of Telecommunication Authority in Hong Kong.

         "Orbital Slot" means the geostationary orbital slot located at 138 degrees east longitude.

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         "Payload" of a party means the transponders on the Satellite to which such party has title on the date in question.

         "Person" means any individual, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization or other entity (including a governmental entity).

         "PRC" means the People's Republic of China, excluding, for purposes of this Agreement only, Hong Kong, Macau and Taiwan.

         "Related Orion Agreement" shall mean the agreement dated December __, 2002 entered into between SS/L and Loral Orion pursuant to which among other things, Loral Orion agrees to pay a portion of the purchase price of the Satellite under the SS/L Contract.

         "Remaining Loral Transponders" shall mean all the Loral Transponders other than those which are identified and designated as Initial Loral Transponders.

         "Satellite" means the SS/L FS 1300 satellite designated as APSTAR V and to be built and delivered by SS/L to APT pursuant to the SS/L Contract.

         "Services Agreement" means the agreement entered into by APT and Loral Orion with regard to the TT&C, Access Management and Coordination services to be provided by APT for the Satellite.

         "SS/L" shall have the meaning set forth in the preamble to this Agreement.

         "SS/L Contract" means the satellite procurement contract dated as of January 8, 2001, between APT and SS/L, including all amendments thereto.

         "Subsidiary" of a specified Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions are directly or indirectly owned by such Person.

         "Take Up Date" shall have the meaning set forth in Paragraph 2.3.2 hereof.

         "Term Sheet" shall have the meaning set forth in the preamble to this Agreement.

         "TongaSat" means Friendly Islands Satellite Communication Ltd. of the Kingdom of Tonga.

         "Transaction Documents" means this Agreement, the Management Agreement, the Services Agreement, the Marketing Agreement and the Confidentiality Agreement.

         "TT&C" means telemetry, tracking and command.

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